Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:
Mr. Steve Wright, President & CEO, at (503) 419-3581

MICROFIELD GROUP REPORTS SECOND QUARTER
2003 CONSOLIDATED FINANCIAL RESULTS

Portland, OR – August 5, 2003 — Microfield Group, Inc. (OTC Bulletin Board: MICG), a developer and marketer of broad-based, brand-oriented products and services, announced financial results today for the three months ended June 28th, 2003. Sales for the second quarter of 2003 totaled $235,000 versus none for the second quarter of 2002. The Company’s net loss for the quarter totaled $209,000 or $(.03) per share (diluted) on 8,144,509 weighted average shares outstanding, as compared with a net loss in the second quarter 2002 of $54,000 or $(.01) per share (diluted) on 4,596,066 weighted average shares outstanding. Overhead expenses totaled $264,000 for the current quarter compared to $59,000 in the second quarter of 2002, and $308,000 in the first quarter of 2003.

Sales for the six months ended June 28, 2003 were $291,000 compared to none for the previous year’s six month period ending June 29, 2002. Net loss for the six month period ended June 28, 2003 was $475,000, or $(.06) per share (diluted) on 8,038,204 weighted average shares outstanding. Net loss for the six months ended June 29, 2002 was $85,000, or $(.02) per share (diluted) on 4,596,066 weighted average shares outstanding.

“The second quarter of 2003 was another significant quarter for Microfield as we continued to take critical steps in building a solid foundation for the future of our company. We maintained our commitment to building distribution channels and to the ongoing development of products and services within our Internet Observation™ Systems (“IOS”) program.” commented Steve Wright, President and CEO of Microfield.

About Microfield Group, Inc.

Formed in 1984, Microfield became an industry leader in the development and marketing of high performance computer graphics products. Since that time, the Company’s strategy has been to leverage its publicly-traded platform to acquire a portfolio of synergistic, emerging companies with significant growth prospects and that have attained, or are on the threshold of attaining positive cash flow. In September, 2002 Microfield announced the acquisition of Innovative Safety Technologies. Microfield is headquartered in Portland, Oregon, and its common stock is traded on the OTC Bulletin Board under the symbol “MICG.”

About Innovative Safety Technologies, Inc.

Innovative Safety Technologies, Inc. (“IST”) is an Oregon-based company founded in June 2001 to identify, develop and market broad-based, branded products and services with safety and security applications. The Company’s initial product launch was the No Tug Plug™ Electrical Outlet Cover, an innovative safety product that keeps electrical cords in place and protects children from electrical shock. IST recently launched its newest product, Internet Observation Systems (“IOS”), during the first quarter of 2003. The IOS brand digital video recorders (“DVRs”) provide state-of-the-art digital video technology at very competitive prices. The IOS brand DVR products provide operational and viewing functions that can be securely operated on a real-time basis either on-site or via the internet anytime and anywhere. For more information about the Company’s products visit our websites at www.notugplug.com and www.internetobservation.com.

Forward Looking Statements

This press release includes statements that may constitute “forward-looking” statements, including the statement regarding the mass market potential for Microfield’s products. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third-party vendors, and the ability to obtain financing. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Tables Attached

MICROFIELD GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	June 28,	December 28,
	2003	2002

	(unaudited)
Current assets:
Cash and cash equivalents	$22,562	$90,981
Accounts receivable	152,311	193,933
Inventory	80,015	50,411
Other current assets	32,460	13,826

Total current assets	287,348	349,151
Property and equipment, net	129,922	133,856
Intangible assets, net	279,335	311,333
Goodwill	250,490	250,490

	$947,095	$1,044,830

Current liabilities:
Accounts payable	$235,508	$221,663
Accrued payroll and payroll taxes	9,506	8,711
Current portion-notes payable	124,335	9,000
Other current liabilities	56,414	30,746

Total current liabilities	425,763	270,120

Long term liabilities
Long term note payable	126,825	—
Derivative liability	13,916	—

Total long-term liabilities	140,741	—
Shareholders’ equity:
Common stock, no par value, 25,000,000 shares authorized, 8,386,285 and 8,224,652 shares issued and outstanding, respectively	16,586,117	16,506,034
Accumulated deficit	(16,206,313)	(15,731,324)

Total shareholders’ equity	380,591	774,710

	$947,095	$1,044,830

MICROFIELD GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended

	June 28,	June 29,	June 28,	June 29,
	2003	2002	2003	2002

Sales	$235,098	$—	$291,090	$—
Cost of goods sold	174,948	—	210,008	—

Gross profit	60,150	—	81,082	—
Operating expenses
Sales	62,967	—	130,178	—
Marketing	24,134	—	59,429	—
General and administrative	176,621	59,386	382,469	110,701

Loss from operations	(203,572)	(59,386)	(490,994)	(110,701)
Other income
Interest income (expense), net	(6,859)	2,375	(8,019)	4,950
Other income, net	2,062	3,270	2,186	3,270

Loss before provision for Income taxes	(208,369)	(53,741)	(496,827)	(102,481)
Provision for income taxes	—	—	—	—

Loss from continuing operations	(208,369)	(53,741)	(496,827)	(102,481)
Discontinued operations:
Gain on discontinued SoftBoard operations	—	—	22,625	17,937
Net loss	$(208,369)	$(53,741)	$(474,202)	$(84,544)

Basic and diluted net loss per share from continuing operations	$(.03)	$(.01)	$(.06)	$(.02)

Basic and diluted net loss per share	$(.03)	$(.01)	$(.06)	$(.02)

Weighted average shares used in per share calculations:
Basic and diluted	8,144,509	4,596,066	8,038,204	4,596,066

There is no difference between basic and diluted loss per share, and basic and diluted shares used in per share calculations because inclusion of common stock equivalents would be anti-dilutive.